Exhibit 99.1
Post Holdings Reports Results for the Fourth Quarter and Fiscal Year 2015
St. Louis, Missouri - November 23, 2015 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, reported results today for the fourth quarter and fiscal year ended September 30, 2015.
Highlights:

•	Fourth Quarter net sales of $1.3 billion and Adjusted EBITDA of $193.1 million

•	Fiscal Year net sales of $4.6 billion and Adjusted EBITDA of $657.4 million

•	Fiscal 2016 Adjusted EBITDA guidance of between $780 million and $820 million
Fourth Quarter Consolidated Operating Results
Fourth quarter net sales were $1,309.8 million, an increase of $266.7 million, or 25.6%, compared to the prior year. The sales increase was driven primarily by three acquisitions completed in fiscal 2015. On a comparable basis, net sales were flat when compared to the same period in fiscal 2014.
Gross profit increased $104.6 million to $333.3 million for the fourth quarter compared to the prior year. Selling, general and administrative (SG&A) expenses for the fourth quarter were $197.2 million or 15.1% of net sales.
Adjusted EBITDA was $193.1 million for the fourth quarter, up $55.8 million compared to the prior year, primarily driven by the acquisition of MOM Brands, as well as organic Adjusted EBITDA growth in each of Post’s businesses, except Dymatize.
The net loss attributable to common shareholders was ($76.8) million, or ($1.21) per diluted common share, for the fourth quarter. Adjusted net earnings available to common shareholders were $4.1 million, or $0.06 per diluted common share. Weighted-average diluted common shares outstanding was 63.6 million shares which includes the fiscal 2015 common stock issuances of 16.7 million shares presented on a weighted-average basis.
Fiscal Year 2015 Consolidated Operating Results
Net sales for fiscal year 2015 were $4,648.2 million, an increase of $2,237.1 million, or 92.8%, compared to the prior year. Gross profit increased $553.2 million to $1,174.4 million compared to the prior year. SG&A expenses for fiscal year 2015 were $734.1 million or 15.8% of net sales and included $14.1 million of transaction expenses.
Other operating expenses, net were $25.1 million for fiscal year 2015 and primarily related to adjustments to the carrying value of facilities and other assets which were classified as held for sale. Operating profit of $273.5 million was negatively impacted by $25.6 million of expenses primarily associated with the announced closures of the Parsippany, New Jersey office and the Boise, Idaho and Farmers Branch, Texas manufacturing facilities.
Adjusted EBITDA was $657.4 million for fiscal year 2015, up $312.9 million compared to the prior year.
For the fiscal year ended September 30, 2015, the net loss attributable to common shareholders was ($132.3) million, or ($2.33) per diluted common share. Adjusted net earnings available to common shareholders were $35.7 million, or $0.62 per diluted common share.
Post Consumer Brands
Post Consumer Brands includes the Post Foods and MOM Brands ready-to-eat (“RTE”) cereal businesses.
Net sales were $442.5 million for the fourth quarter, up $194.0 million over the reported prior year fourth quarter. On a comparable basis, net sales were up 0.2%, or $1.1 million, over the same period in fiscal 2014. Segment profit was $65.5 million and $47.0 million for fourth quarter 2015 and 2014, respectively. Fourth quarter 2015 segment profit was negatively impacted by integration expenses of $5.6 million. Segment Adjusted EBITDA was $99.9 million and $59.7 million for fourth quarter 2015 and 2014, respectively.

For fiscal year 2015, net sales were $1,260.8 million, up $297.7 million over the reported prior year. Segment profit was $205.5 million, compared to $173.4 million in the prior year. Segment profit for fiscal year 2015 was negatively impacted by an inventory adjustment of $17.0 million resulting from acquisition accounting and by integration expenses of $8.6 million. Segment Adjusted EBITDA was $302.6 million, compared to $225.0 million in the prior year.
Michael Foods Group
Michael Foods Group includes the predominantly foodservice and food ingredient egg, potato and pasta businesses and the retail cheese business.
Net sales were $591.4 million for the fourth quarter, a decline of 0.7%, or $4.0 million, over the reported prior year fourth quarter. Egg products sales were up 1.1%, with volume down 25.0% as a result of the impact of avian influenza which reduced Post’s egg supply available for sale. Refrigerated potato products sales were down 3.9%, with volume down 13.2%. Pasta products sales were up 17.2%, with volume up 13.5%. Cheese and other dairy case products sales were down 17.5%, with volume down 11.3%.
Segment profit was $57.9 million and $32.4 million for fourth quarter 2015 and 2014, respectively. Segment Adjusted EBITDA was $90.0 million and $72.6 million for fourth quarter 2015 and 2014, respectively.
For fiscal year 2015, net sales were $2,305.7 million, up $1,430.9 million over the reported prior year. Segment profit was $188.2 million, compared to $21.6 million in the prior year. Segment Adjusted EBITDA was $321.3 million, compared to $103.3 million in the prior year. Increases in net sales, segment profit and segment Adjusted EBITDA for fiscal year 2015 primarily resulted from the inclusion of eight additional months of Michael Foods results compared to fiscal year 2014 based on the timing of the acquisition of that business.
Active Nutrition
Active Nutrition includes the protein shakes, bars and powders and nutritional supplement products of the PowerBar, Premier Protein and Dymatize brands.
Net sales were $136.2 million for the fourth quarter, up $37.4 million over the reported prior year fourth quarter. On a comparable basis, net sales increased 0.7%, or $1.0 million, over the same period in fiscal 2014, with strong growth at Premier Nutrition offset by declines at Dymatize and PowerBar. Segment loss was ($10.9) million and ($3.7) million for fourth quarter 2015 and 2014, respectively. Segment Adjusted EBITDA was ($3.8) million and $2.4 million for fourth quarter 2015 and 2014, respectively.
Active Nutrition fourth quarter 2015 results were negatively impacted by reduced sales and unfavorable production absorption at Dymatize, which was driven by insufficient product supply resulting from the previously announced production issues that led to the decision to close the Dymatize manufacturing facility. Results were also negatively impacted by an inventory write-off of approximately $9.2 million related to unsalable inventory, which, as previously disclosed, was not treated as an adjustment for the purpose of calculating Adjusted EBITDA and other non-GAAP measures. Additionally, $9.7 million of inventory write-offs related to usable inventory rendered less than fully recoverable were recorded as plant closure expenses within general corporate expenses and other.
For fiscal year 2015, net sales were $555.0 million, up $261.7 million over the reported prior year. Segment loss was ($13.8) million, compared to ($1.8) million in the prior year. Segment loss for fiscal year 2015 was negatively impacted by an inventory adjustment of $1.9 million resulting from acquisition accounting and by integration expenses of $5.0 million. Segment Adjusted EBITDA was $20.5 million, compared to $19.9 million in the prior year.
Private Brands
Private Brands primarily includes nut butters, nut and dried fruit snacks and granola.
Net sales were $140.3 million for the fourth quarter, up $39.7 million over the reported prior year fourth quarter. On a comparable basis, net sales were up 1.8%, or $2.4 million, over the same period in fiscal 2014, with granola and cereal up 14.9% and nut butters and nut and dried fruit snacks declining 1.1%. Segment profit was $13.7 million and $7.5 million for fourth quarter 2015 and 2014, respectively. Segment Adjusted EBITDA was $21.3 million and $12.4 million for fourth quarter 2015 and 2014, respectively.
For fiscal year 2015, net sales were $529.7 million, up $249.1 million over the reported prior year. Segment profit was $41.5 million, compared to $19.0 million in the prior year. Segment profit for fiscal year 2015 was negatively impacted by an inventory adjustment of $1.3 million resulting from acquisition accounting. Segment Adjusted EBITDA was $70.0 million, compared to $35.9 million in the prior year.
Impairment of Goodwill and Other Intangible Assets
Non-cash goodwill and intangible asset impairment charges of $60.8 million were recorded in the fourth quarter of fiscal 2015 within the Active Nutrition and Post Consumer Brands segments. Active Nutrition recognized goodwill impairment charges of $57.0 million primarily resulting from production issues at Dymatize which led to the decision to close the Dymatize manufacturing facility and permanently transfer production to third party facilities. Post Consumer Brands recognized intangible asset impairment charges of $3.8 million primarily related to the Grape-Nuts brand.
Interest, Other Expense and Income Tax
Interest expense, net was $102.6 million for the fourth quarter compared to $60.4 million for the prior year quarter. For the fiscal year ended September 30, 2015, interest expense, net was $287.5 million, compared to $183.7 million for the fiscal year ended September 30, 2014. The increase for the fiscal year was driven by the issuance of approximately $2.4 billion in incremental debt in fiscal year 2014 and $700 million in incremental debt in fiscal year 2015.
Other expense was $51.0 million and $92.5 million for the fourth quarter and fiscal year 2015, respectively, compared to $28.7 million and $35.5 million for the fourth quarter and fiscal year 2014, respectively, and related to non-cash mark-to-market adjustments on interest rate swaps.
Income tax benefit was ($40.3) million in the fourth quarter of fiscal 2015, compared to a benefit of ($42.3) million in the fourth quarter of fiscal 2014. The effective income tax rate was 35.7% for the fourth quarter of fiscal 2015, compared to 12.8% for the fourth quarter of fiscal 2014. For the fiscal year ended September 30, 2015, the income tax benefit was ($52.0) million, an effective income tax rate of 31.1%, compared to a benefit of ($83.7) million and an effective income tax rate of 19.6% for the fiscal year ended September 30, 2014.
Outlook
Post management expects fiscal 2016 Adjusted EBITDA to be between $780 million and $820 million, with a modest favorability to the first half of the year. Capital expenditures for fiscal 2016 are expected to be between $145 million and $155 million, including approximately $20 million related to growth activities and approximately $20 million related to integration activities. Maintenance capital expenditures are expected to be between $105 million and $115 million.
Use of Non-GAAP Measures
Certain financial measures in this release are non-GAAP measures, including Adjusted EBITDA and Adjusted net earnings. Management believes the use of such non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. These measures may not be comparable to similarly-titled measures of other companies. See the tables provided in this release for reconciliations to the most directly comparable GAAP financial measures.
Conference Call to Discuss Earnings Results and Outlook
The Company will host a conference call on Tuesday, November 24, 2015 at 9:00 a.m. Eastern Time to discuss financial results for the fourth quarter and fiscal year 2015 and fiscal year 2016 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Senior Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number is 62412257. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.
A replay of the conference call will be available through Tuesday, December 1, 2015, by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside the United States and using the conference identification number 62412257. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including our Adjusted EBITDA outlook for fiscal 2016 and our capital expenditures expectations, including expectations for growth and integration activities and maintenance. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include our ability to realize the synergies contemplated by the acquisition of MOM Brands; our ability to promptly and effectively integrate the MOM Brands business; our high leverage and substantial debt, including covenants that restrict the operation of our business; our ability to service outstanding debt or obtain additional financing, including secured and unsecured debt; our ability to continue to compete in our product markets and our ability to retain market position; our ability to identify and complete acquisitions, manage growth and integrate acquisitions; changes in our cost structure, management, financing and business operations; significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products; our ability to maintain competitive pricing, introduce new products or successfully manage costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate and respond to changes in consumer preferences and trends; changes in economic conditions and consumer demand for our products; disruptions in the U.S. and global capital and credit markets; labor strikes, work stoppages or unionization efforts; legal and regulatory factors, including changes in advertising and labeling laws, food safety and laws and regulations governing animal feeding operations; our ability to comply with increased regulatory scrutiny related to certain of our products and/or international sales; the ultimate impact litigation may have on us, including the lawsuit (to which Michael Foods is a party) alleging violations of federal and state antitrust laws in the egg industry; our reliance on third party manufacturers for certain of our products; disruptions or inefficiencies in supply chain; our ability to recognize the expected benefits of the closing of the Boise, Idaho and Farmers Branch, Texas manufacturing facilities as well as our Parsippany, New Jersey office; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses; business disruptions caused by information technology failures and/or technology hacking; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to qualified pension and other post-retirement plans; loss of key employees; our ability to protect our intellectual property; changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control; our ability to successfully operate international operations in compliance with applicable laws and regulations; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, foodservice, food ingredient, private label, refrigerated and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the ready-to-eat cereal category and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, Frosted Mini Spooners®, Golden Puffs®, Cinnamon Toasters®, Fruity Dyno-Bites®, Cocoa Dyno-Bites®, Berry Colossal Crunch® and Malt-O-Meal® hot wheat cereal. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the foodservice, food ingredient and private label retail channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s active nutrition platform aids consumers in adopting healthier lifestyles through brands such as PowerBar®, Premier Protein® and Dymatize®. Post’s Private Brands Group manufactures private label peanut butter and other nut butters, dried fruits, baking and snacking nuts, cereal and granola. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014

Net Sales	$1,309.8	$1,043.1	$4,648.2	$2,411.1
Cost of goods sold	976.5	814.4	3,473.8	1,789.9
Gross Profit	333.3	228.7	1,174.4	621.2

Selling, general and administrative expenses	197.2	139.2	734.1	459.5
Amortization of intangible assets	37.8	32.0	141.7	70.8
Impairment of goodwill and other intangible assets	60.8	295.6	60.8	295.6
Other operating (income) expenses, net	(3.3)	2.5	25.1	3.0
Operating Profit (Loss)	40.8	(240.6)	212.7	(207.7)

Interest expense, net	102.6	60.4	287.5	183.7
Other expense	51.0	28.7	92.5	35.5
Loss before Income Taxes	(112.8)	(329.7)	(167.3)	(426.9)
Income tax benefit	(40.3)	(42.3)	(52.0)	(83.7)
Net Loss	(72.5)	(287.4)	(115.3)	(343.2)
Preferred stock dividends	(4.3)	(4.3)	(17.0)	(15.4)
Net Loss Available to Common Shareholders	$(76.8)	$(291.7)	$(132.3)	$(358.6)

Net Loss per Common Share:
Basic	$(1.21)	$(5.86)	$(2.33)	$(9.03)
Diluted	$(1.21)	$(5.86)	$(2.33)	$(9.03)

Weighted-Average Common Shares Outstanding:
Basic	63.6	49.8	56.7	39.7
Diluted	63.6	49.8	56.7	39.7

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2015	September 30, 2014
ASSETS
Current Assets
Cash and cash equivalents	$841.4	$268.4
Restricted cash	18.8	84.8
Receivables, net	366.2	413.7
Inventories	465.3	380.7
Deferred income taxes	47.7	27.0
Prepaid expenses and other current assets	42.3	44.4
Total Current Assets	1,781.7	1,219.0

Property, net	1,333.2	831.9
Goodwill	3,072.8	2,886.7
Other intangible assets, net	2,969.3	2,643.0
Other assets	63.4	150.5
Total Assets	$9,220.4	$7,731.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$16.0	$25.6
Accounts payable	265.2	225.0
Other current liabilities	329.8	269.3
Total Current Liabilities	611.0	519.9

Long-term debt	4,511.4	3,830.5
Deferred income taxes	831.8	915.1
Other liabilities	290.2	182.4
Total Liabilities	6,244.4	5,447.9

Shareholders’ Equity
Preferred stock	0.1	0.1
Common stock	0.6	0.5
Additional paid-in capital	3,538.8	2,669.3
Accumulated deficit	(421.0)	(305.7)
Accumulated other comprehensive loss	(89.1)	(27.6)
Treasury stock, at cost	(53.4)	(53.4)
Total Shareholders’ Equity	2,976.0	2,283.2
Total Liabilities and Shareholders’ Equity	$9,220.4	$7,731.1

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2015	2014
Cash provided by (used in):
Operating activities	$451.6	$183.1
Investing activities, including capital expenditures of $107.9 and $115.5	(1,248.7)	(3,793.6)
Financing activities	1,372.4	3,484.2
Effect of exchange rate changes on cash and cash equivalents	(2.3)	(7.3)
Net increase (decrease) in cash and cash equivalents	$573.0	$(133.6)

SEGMENT INFORMATION (Unaudited)
(in millions)

	Quarter Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
Net Sales
Post Consumer Brands	$442.5	$248.5	$1,260.8	$963.1
Michael Foods Group	591.4	595.4	2,305.7	874.8
Active Nutrition	136.2	98.8	555.0	293.3
Private Brands	140.3	100.6	529.7	280.6
Eliminations	(0.6)	(0.2)	(3.0)	(0.7)
Total	$1,309.8	$1,043.1	$4,648.2	$2,411.1
Segment Profit (Loss)
Post Consumer Brands	$65.5	$47.0	$205.5	$173.4
Michael Foods Group	57.9	32.4	188.2	21.6
Active Nutrition	(10.9)	(3.7)	(13.8)	(1.8)
Private Brands	13.7	7.5	41.5	19.0
Total segment profit	126.2	83.2	421.4	212.2
General corporate expenses and other	24.6	28.2	147.9	124.3
Impairment of goodwill and other intangible assets	60.8	295.6	60.8	295.6
Interest expense	102.6	60.4	287.5	183.7
Other expense, net	51.0	28.7	92.5	35.5
Loss before Income Taxes	$(112.8)	$(329.7)	$(167.3)	$(426.9)

SUPPLEMENTAL SEGMENT INFORMATION
Results include three acquisitions completed in fiscal 2015 and four acquisitions completed in fiscal 2014. Each acquired business is included in results as of its respective closing date as listed below:

Business	Segment	Acquisition Date
Dakota Growers Pasta Company	Michael Foods Group	January 1, 2014
Golden Boy Foods	Private Brands	February 1, 2014
Dymatize Enterprises	Active Nutrition	February 1, 2014
Michael Foods	Michael Foods Group	June 2, 2014
PowerBar and related assets	Active Nutrition	October 1, 2014
American Blanching Company	Private Brands	November 1, 2014
MOM Brands Company	Post Consumer Brands	May 4, 2015

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
Net Loss	$(72.5)	$(287.4)	$(115.3)	$(343.2)
Income tax benefit	(40.3)	(42.3)	(52.0)	(83.7)
Interest expense, net	102.6	60.4	287.5	183.7
Depreciation and amortization, including accelerated depreciation	76.1	61.9	272.8	155.8
Non-cash stock-based compensation	2.5	3.5	22.7	14.5
Transaction costs	0.8	1.4	12.9	27.7
Integration costs	6.4	1.1	15.7	5.3
Restructuring and plant closure costs	10.3	1.8	25.6	5.6
Non-cash mark-to-market adjustments and settlements on interest rate swaps	51.0	28.7	92.5	35.5
Impairment of goodwill and other intangible assets	60.8	295.6	60.8	295.6
Loss on assets held for sale	6.8	5.4	34.2	5.4
Inventory valuation adjustments on acquired businesses	—	1.1	20.2	26.1
Mark-to-market adjustments on commodity hedges	7.0	9.3	(4.1)	9.8
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	—	13.1
Purchase price adjustment on acquisition	(9.5)	—	(9.7)	—
Gain on sale of plant	(7.0)	—	(7.0)	—
Gain from insurance and indemnification proceeds	(5.1)	(3.4)	(6.1)	(3.4)
Foreign currency loss on intercompany loans	3.2	0.8	6.8	0.8
Gain on change in fair value of acquisition earn-out	—	(2.6)	(0.7)	(4.7)
Legal settlement	—	—	—	(2.0)
Spin-Off costs/post Spin-Off costs	—	2.0	0.6	2.6
Adjusted EBITDA	$193.1	$137.3	$657.4	$344.5
Adjusted EBITDA as a percentage of Net Sales	14.7%	13.2%	14.1%	14.3%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED SEPTEMBER 30, 2015
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit (Loss)	$65.5	$57.9	$(10.9)	$13.7	$—	$126.2
General corporate expenses and other	—	—	—	—	(24.6)	(24.6)
Impairment of goodwill and other intangible assets	(3.8)	—	(57.0)	—	—	(60.8)
Operating Profit (Loss)	61.7	57.9	(67.9)	13.7	(24.6)	40.8
Depreciation and amortization, including accelerated depreciation	27.6	33.5	6.3	6.1	2.6	76.1
Non-cash stock-based compensation	—	—	—	—	2.5	2.5
Transaction costs	(0.1)	—	—	—	0.9	0.8
Integration costs	5.6	—	0.8	—	—	6.4
Restructuring and plant closure costs	—	—	—	—	10.3	10.3
Impairment of goodwill and other intangible assets	3.8	—	57.0	—	—	60.8
Loss on assets held for sale	—	—	—	—	6.8	6.8
Mark-to-market adjustments on commodity hedges	1.3	2.5	—	—	3.2	7.0
Purchase price adjustment on acquisition	—	—	—	—	(9.5)	(9.5)
Gain on sale of plant	—	—	—	—	(7.0)	(7.0)
Gain from insurance and indemnification proceeds	—	(5.1)	—	—	—	(5.1)
Foreign currency loss on intercompany loans	—	1.2	—	1.5	0.5	3.2
Adjusted EBITDA	$99.9	$90.0	$(3.8)	$21.3	$(14.3)	$193.1
Adjusted EBITDA as a percentage of Net Sales	22.6%	15.2%	(2.8)%	15.2%	—	14.7%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED SEPTEMBER 30, 2014
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit (Loss)	$47.0	$32.4	$(3.7)	$7.5	$—	$83.2
General corporate expenses and other	—	—	—	—	(28.2)	(28.2)
Impairment of goodwill and other intangible assets	(264.3)	—	(31.3)	—	—	(295.6)
Operating (Loss) Profit	(217.3)	32.4	(35.0)	7.5	(28.2)	(240.6)
Depreciation and amortization, including accelerated depreciation	12.7	36.1	5.6	4.9	2.6	61.9
Non-cash stock-based compensation	—	—	—	—	3.5	3.5
Transaction costs	—	—	—	—	1.4	1.4
Integration costs	—	—	0.5	—	0.6	1.1
Restructuring and plant closure costs	—	—	—	—	1.8	1.8
Impairment of goodwill and other intangible assets	264.3	—	31.3	—	—	295.6
Loss on assets held for sale	—	—	—	—	5.4	5.4
Inventory valuation adjustments on acquired businesses	—	1.1	—	—	—	1.1
Mark-to-market adjustments on commodity hedges	—	5.8	—	—	3.5	9.3
Gain from insurance and indemnification proceeds	—	(3.4)	—	—	—	(3.4)
Foreign currency loss on intercompany loans	—	0.6	—	—	0.2	0.8
Gain on change in fair value of acquisition earn-out	—	—	—	—	(2.6)	(2.6)
Spin-Off costs/post Spin-Off costs	—	—	—	—	2.0	2.0
Adjusted EBITDA	$59.7	$72.6	$2.4	$12.4	$(9.8)	$137.3
Adjusted EBITDA as a percentage of Net Sales	24.0%	12.2%	2.4%	12.3%	—	13.2%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2015
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit (Loss)	$205.5	$188.2	$(13.8)	$41.5	$—	$421.4
General corporate expenses and other	—	—	—	—	(147.9)	(147.9)
Impairment of goodwill and other intangible assets	(3.8)	—	(57.0)	—	—	(60.8)
Operating Profit (Loss)	201.7	188.2	(70.8)	41.5	(147.9)	212.7
Depreciation and amortization, including accelerated depreciation	71.2	142.3	26.9	24.9	7.5	272.8
Non-cash stock-based compensation	—	—	—	—	22.7	22.7
Transaction costs	—	—	—	—	12.9	12.9
Integration costs	8.6	—	5.0	0.7	1.4	15.7
Restructuring and plant closure costs	—	—	—	—	25.6	25.6
Impairment of goodwill and other intangible assets	3.8	—	57.0	—	—	60.8
Loss on assets held for sale	—	—	—	—	34.2	34.2
Inventory valuation adjustments on acquired businesses	17.0	—	1.9	1.3	—	20.2
Mark-to-market adjustments on commodity hedges	0.3	(6.0)	—	—	1.6	(4.1)
Purchase price adjustment on acquisition	—	—	—	—	(9.7)	(9.7)
Gain on sale of plant	—	—	—	—	(7.0)	(7.0)
Gain from insurance and indemnification proceeds	—	(6.1)	—	—	—	(6.1)
Foreign currency loss on intercompany loans	—	2.9	0.5	1.6	1.8	6.8
Gain on change in fair value of acquisition earn-out	—	—	—	—	(0.7)	(0.7)
Spin-Off costs/post Spin-Off costs	—	—	—	—	0.6	0.6
Adjusted EBITDA	$302.6	$321.3	$20.5	$70.0	$(57.0)	$657.4
Adjusted EBITDA as a percentage of Net Sales	24.0%	13.9%	3.7%	13.2%	—	14.1%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2014
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit (Loss)	$173.4	$21.6	$(1.8)	$19.0	$—	$212.2
General corporate expenses and other	—	—	—	—	(124.3)	(124.3)
Impairment of goodwill and other intangible assets	(264.3)	—	(31.3)	—	—	(295.6)
Operating (Loss) Profit	(90.9)	21.6	(33.1)	19.0	(124.3)	(207.7)
Depreciation and amortization, including accelerated depreciation	51.6	56.6	17.0	15.7	14.9	155.8
Non-cash stock-based compensation	—	—	—	—	14.5	14.5
Transaction costs	—	—	0.3	—	27.4	27.7
Integration costs	—	—	0.5	—	4.8	5.3
Restructuring and plant closure costs	—	—	—	—	5.6	5.6
Impairment of goodwill and other intangible assets	264.3	—	31.3	—	—	295.6
Loss on assets held for sale	—	—	—	—	5.4	5.4
Inventory valuation adjustments on acquired businesses	—	21.0	3.9	1.2	—	26.1
Mark-to-market adjustments on commodity hedges	—	6.9	—	—	2.9	9.8
Losses on hedge of purchase price of foreign currency denominated acquisition	—	—	—	—	13.1	13.1
Gain from insurance and indemnification proceeds	—	(3.4)	—	—	—	(3.4)
Foreign currency loss on intercompany loans	—	0.6	—	—	0.2	0.8
Gain on change in fair value of acquisition earn-out	—	—	—	—	(4.7)	(4.7)
Legal settlement	—	—	—	—	(2.0)	(2.0)
Spin-Off costs/post Spin-Off costs	—	—	—	—	2.6	2.6
Adjusted EBITDA	$225.0	$103.3	$19.9	$35.9	$(39.6)	$344.5
Adjusted EBITDA as a percentage of Net Sales	23.4%	11.8%	6.8%	12.8%	—	14.3%

RECONCILIATION OF NET LOSS AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (Unaudited)
(in millions, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
Net Loss Available to Common Shareholders	$(76.8)	$(291.7)	$(132.3)	$(358.6)

Adjustments:
Transaction costs	0.8	1.4	12.9	27.7
Integration costs	6.4	1.1	15.7	5.3
Restructuring and plant closure costs, including accelerated depreciation	11.4	3.0	27.7	13.6
Non-cash mark-to-market adjustments and settlements on interest rate swaps	51.0	28.7	92.5	35.5
Impairment of goodwill and other intangible assets	60.8	295.6	60.8	295.6
Loss on assets held for sale	6.8	5.4	34.2	5.4
Inventory valuation adjustments on acquired businesses	—	1.1	20.2	26.1
Mark-to-market adjustments on commodity hedges	7.0	9.3	(4.1)	9.8
Losses on hedge of purchase price of foreign currency denominated acquisition	—	—	—	13.1
Purchase price adjustment on acquisition	(9.5)	—	(9.7)	—
Gain on sale of plant	(7.0)	—	(7.0)	—
Gain from insurance and indemnification proceeds	(5.1)	(3.4)	(6.1)	(3.4)
Foreign currency loss on intercompany loans	3.2	0.8	6.8	0.8
Gain on change in fair value of acquisition earn-out	—	(2.6)	(0.7)	(4.7)
Legal settlement	—	—	—	(2.0)
Spin-Off costs/post Spin-Off costs	—	2.0	0.6	2.6
Total Net Adjustments	125.8	342.4	243.8	425.4
Income tax effect on adjustments	(44.9)	(43.8)	(75.8)	(83.4)
Adjusted Net Earnings (Loss) Available to Common Shareholders	$4.1	$6.9	$35.7	$(16.6)

Weighted-Average Shares Outstanding - Diluted (1)	65.3	51.6	57.9	39.7

Adjusted Diluted Net Earnings (Loss) per Common Share	$0.06	$0.13	$0.62	$(0.42)

(1) The quarters ended September 30, 2015 and September 30, 2014 include 1.7 million and 1.8 million, respectively, incremental shares that were considered anti-dilutive for GAAP earnings for the quarter. The year ended September 30, 2015 includes 1.2 million incremental shares that were considered anti-dilutive for GAAP earnings for the quarter.